Exhibit (h)(23)

ACCOUNTING AND ADMINISTRATIVE SERVICES AGREEMENT

Appendix A

Series of Ivy Funds

Effective August 25, 2004 with respect to:

Ivy Balanced Fund
Ivy Bond Fund
Ivy Cundill Global Value Fund
Ivy Dividend Income Fund
Ivy European Opportunities Fund
Ivy Global Natural Resources Fund
Ivy International Growth Fund
Ivy International Balanced Fund
Ivy International Core Equity Fund
Ivy Mortgage Securities Fund
Ivy Pacific Opportunities Fund
Ivy Real Estate Securities Fund
Ivy Small Cap Value Fund
Ivy Value Fund

Effective February 13, 2008 with respect to:
Ivy Global Strategic Income Fund.

Effective November 12, 2008 with respect to:
Ivy Micro Cap Growth Fund